Exhibit 99.2

TetraLogic Pharmaceuticals

Moderator: Kevin Buchi

06-16-14/8:00 a.m. ET

Confirmation # 61183614

TetraLogic Pharmaceuticals

Moderator:   Kevin Buchi

June 16, 2014

8:00 a.m. ET

Operator:

Good morning ladies and gentlemen.  Welcome to the TetraLogic Pharmaceuticals conference call.  At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session and instructions will follow at that.  If anyone should have any questions during the conference, please press star and 0 on your touch tone telephone and an operator will be able to help you then.  As a reminder, today’s conference call is being recorded.  I would now like to turn the conference over to your host, Mr. Kevin Buchi, president and chief executive officer, please go ahead sir.

Kevin Buchi:

Good morning and thank you for joining us.  I’m Kevin Buchi, TetraLogic’s chief executive.  Please note, all of the information discussed on the call this morning is covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act.  I caution listeners that during this call, the company’s management will be making forward looking statements.  Actual results could differ materially from those stated or implied by our forward looking statements due to risks and uncertainties associated with the company’s business.  These forward looking statements are qualified in their entirety by the cautionary statements contained in the company’s press released dated Friday, June 13, 2014 and the company’s SEC filings including but not limited to the form 10Q, the company filed on March 8, 2014.

The content of this conference call contains time sensitive information and is accurate only as of the date of this live broadcast June 16, 2014.  TetraLogic undertakes no obligation to revise or update any forward looking statements to reflect events or circumstances after the date of this conference call.  Over the last several months, a new body of preclinical evidence has emerged indicating that TetraLogic’s lead Smac Mimetic compound birinapant may have broad activity against the range of intercellular pathogens.  Much of that data was generated in the labs of Dr. Marc Pellegrini, who is laboratory head infections immunity division, Walter and Eliza Hall Institute of Medical Research Melbourne, Australia.

Marc has kindly agreed to join us today to review the data he has generated and to attempt to put his current findings into perspective.  Joining us on the call today, in addition to Marc are Dr. Glenn Begley our chief scientific officer, Dr. Lesley Russell our chief operating and chief medical officer and Pete Myers, our chief financial officer.  Without further adieu, let me turn the call over to Marc.

Marc Pellegrini:

Good morning everyone, this is Marc Pellegrini speaking.  I’m a specialist in internal medicine.  I actually specialize in infectious diseases and continue to see patients in that capacity both patients with hepatitis but also HIV and tuberculosis and other diseases but also run a laboratory focused here on host pathogen dynamics at Walter and Eliza Hall Institute which is Australia’s most famous institute with a long history of research achievement, everything from discovering colony stimulating factors to vaccines and so on.

As I mentioned, our laboratory primarily focuses on host pathogen interactions and our labs had great success in doing that with high profile publications over the years and I co-edit a host pathogen subsection editor on a prestigious journal along with other — other infectious disease physicians particularly Bruce Walker in the United States.  So I would like to introduce the work that we’ve been doing and particularly the model that we’ve used to do the work.

So as I’ve mentioned because we’re interested in host pathogen dynamics and trying to find therapeutics for infections, we were particularly interested in developing models of hepatitis B so that we could test therapeutics and so to this end we’ve collaborated with a group in Taiwan in generating plasmid.  This plasmid, we were able to hydrodynamically inject into mice to achieve a protracted infection in C57 black6 mice.  So the technique involves basically taking a benign plasma that contains the 1.2 over link sequence of genotype A HBV and the sequence is flanked by inverted terminal repeat.  If we inject this into black 6 animals, what we find is that the animals develop a viremia with HBV serum DNA levels reaching about 10 to the 8th copies per mil.  These sort of persist, this infection is quite protracted so it persists for around about 12 weeks before the animal start to control the level of viremia.

Associated with this viremia is also E-antigen serum, hepatitis B surface antigen serum by electron microscopy we can detect dying particles and also sub oral particles on northern blots we find replicative intermediates of the bars and by southern block we also see relaxed circular and also single stranded HBV DNA.  We find in the livers of these animals that there is somewhere between 5 and 30 percent of the hepatocytes that express core antigen and as I have said, this is a reasonably stable infection for around about 12 weeks before the animals start to actually control the infection to a degree.

So because we wanted to start investigating the use of therapeutics in this model, what we thought we’d do is to test obviously one of our standard therapeutics in nucleoside analogue entecavir to validate the model that yes, therapeutics can actually have an impact on our model so when we use entecavir in this particular model, what we find is we decrease HBV DNA as would be expected but it has no impact on hepatitis B surface antigen over that initial period of viremia.  So although entecavir lowers the HBV DNA, it has no impact on surface antigen which pretty much replicates what is seen in humans so we are reasonably confident that what we were seeing in our mice would be translatable to human disease.  The other thing I’d like to add is that in our model, we have some preliminary evidence that there might be CCC DNA in this actual model.  We can detect a couple bands on southern blot which would be consistent with CCC DNA and they tend to disappear when — when it’s cut with EcoR1which is again consistent with CCC DNA.

We have had somewhat inconsistent results with PCR but we’re still trying to validate that. So that’s the model and the validation of the model and the validation of existing therapeutics in the model.  As I’ve said because of our history in host pathogen dynamics and particularly because at the Walter and

Eliza Hall Institute we’re interested in therapeutics that alter the ability of cells to survive or die, we are very much interested in using the compound birinapant to see whether it could have efficacy in HBV.  So what we are able to do is administer birinapant to animals that were infected and we began treatment one week after infection to make sure that all animals were chronically infected and stable.  So we found that as little as two dose but generally we administered three doses of birinapant was able to lower HBV DNA in our animals very, very quickly so within about four weeks, most of the animals had achieved several log drops of HBV DNA such that it was no longer detectable in the serum as opposed to control animals when it was still clearly detectable at reasonably high levels.  We were then able to perform dose response curves and we clearly showed that subtherapeutic doses had no efficacy in our model where as clinically used doses, whether used in cancer had efficacy so every where between 10 and 30mg/kg had efficacy in our model.  We also tested other compounds from TetraLogic including another bivalent molecule similar to birinapant which is reported to have the same targets and we found that it also had equal efficacy in our models supporting the notion that this is a common mechanism of action for these molecules.  We found that the molecules caused a transient elevation of AST and ALT.

This transient elevation was again dose dependent.  The lower the dose we gave, the less elevation of AST/ALT that we saw so these are both liver enzymes and they return back to normal within 24 to 48 hours.  We found that when we combined birinapant with entecavir the two drugs worked more effectively than either of the two individual drugs alone.

I’m supporting the notion that obviously the two drugs were doing different things so obviously we approach this whole endeavor really to try and find a drug that alters the host dynamics primarily.  So we know that entecavir targets the actual virus or rather the preliminaries of the virus where as we knew that birinapant was targeting host cell pathways so the modes of actions were quite different.  We were then able to analyze our infected animals that were treated with birinapant and what we found in immunohistochemistry was that birinapant treatment caused a degree of cell death or apoptosis in the liver of infected animals and what was obvious to us was that the amount of core antigen sustaining cells in the liver was decreasing.  Now I should mention that in our models a mouse — an untreated mouse will have anywhere between 5 to 30 percent of infected hepatocytes.  When we treat those animals with birinapant those 5 to 30 percent of the infected cells expression core antigen disappear sequentially over the three doses of the drug when it is actually administered.

What we found from a mechanism of action point of view is that when we administer TNF antagonizing antibody so this is antibodies that stop TNF signaling, we found that birinapant lost its efficacy so birinapant’s efficacy is completely dependent of TNF signaling in our animals.  We also found an absolute requirement for CD4 T cells for birinapant to maintain its efficacy.  If we took gene targeted animals that had a normal complement of CD4 T cells and we infected these animals with hepatitis B and these animals, although they have a complete complement of CD4 T cells, those CD4 T cells are engineered such that they cannot respond to hepatitis B antigens and we found that birinapant lost its efficacy in these animals so again birinapant requires TNF and CD4 T cells for its efficacy.  We see a death of infected hepatocytes progressively with each dose of birinapant and probably most importantly, we also find in the serum of animals concurrent with the decrease in hepatitis B DNA, we find a rapid decrease in hepatitis B surface antigen and I think it is important to stress that we never saw this with entecavir given as a single agent but birinapant reduces hepatitis B surface antigen quite promptly with the same kinetics as it reduces hepatitis B DNA and also with the death of hepatocytes so it was reasonably clear to us that birinapant was causing hepatocytes to die and inherent with that is also the removal of hepatitis B genetic material along with those dying cells clearance of the core antigen, clearance of the of hepatitis B surface antigen all are happening concurrently.  Now in the C57 black 6 animal strain of mouse, they eventually start to control viremia to a degree but we also used another mouse, a different strain of mouse called at C3H mouse.

Now there are different varieties of this mouse and the one that we used is the one that has got a normal complement of toll like receptors and can respond to endotoxin quite well and what we find in this mice when we infect it with our hepatitis B constructs it these are untreated C3H mice.  They never control viremia particularly well.  They always have a viremia of about 10 to the 8th or so.  When we treat these mice with entecavir, we can decrease viral load much like we can in black 6 mice to a degree but it has no impact on surface antigen.  What’s very interesting in these mice is when we give them birinapant, we can similarly really decrease the HBV viral load but also we found that surface antigen is quickly cleared to below our limit of detection.

Now in all our assays, we do quantitative hepatitis B surface antigen so we can detect it down to very low degrees so obviously given the success that we have had using birinipant in hepatitis B infected animals.  We have also widened the net and have done investigations in preclinical and also in vitro assessments of birinapant’s efficacy in HIV, TB infections and legionella, all pointing to the fact that birinapant seems to be able to kill cells that are infected and this is a dramatically different therapeutic efficacy compared to the majority of our current antiviral drugs and indeed antibacterial drugs which primarily target the pathogens.

So this is a completely new mode of action and obviously would be refractory to the ability of pathogens to mutate because we are not targeting pathogen genome nor are we targeting pathogen proteins.  We are talking about targeting a host pathway which would be very, very hard for any pathogen to counteract because we are targeting a cell signaling system inside the host cell which renders this host cell susceptible to death associated with the stress of infections.  So we would very much plan to go into clinical studies with birinapant into hepatitis B infected patients who are chronically infected and our intention would be to use the drug in patients who are well controlled with antiviral drugs specifically the tenofovir or entecavir and so these would be patients that have had HBV for a long time, are on antiviral therapy to suppress their HBV DNA or indeed make them quite negative in terms of their serum HBV DNA.  Also they would have normal AST/ALT and would make sure that these patients have all had a FABER scan or a biopsy to prove that they don’t have any cirrhosis.  We would also have these patients be hepatitis surface antigen positive and detectable.  B antigen maybe positive or negative but hepatitis B surface antigen would be our outcome and endpoint for this particular study.

Now, of course we are using a drug that we know would be killing some cells, we would obviously mitigate all of that risk by having a dose escalation in different doses of drug before multidose usage so we are starting with the smallest dose of birinapant first, which in our models does very little and has little effect on AST/ALT and escalate that so we’d obviously be very, very careful and cautious about the use of drugs and obviously after each dose there’ll be an independent assessment of the AST and ALT elevations.  We know in the mouse model that the AST/ALT elevations are very transient.  They go back to normal within 24-48 hours.  The other nice thing about our mouse model of infections is that we know the mouse liver is exquisitely sensitive to TNF or pertubations in TNF signaling and therefore it is a very good model to indicate toxicity and we see no toxicity in our mouse model when we give birinapant in hepatitis B infection.  So I will probably now hand back over to Kevin with that summary of birinapant’s efficacy in our HBV model of infection.

Kevin Buchi:	Thank you, Marc and thank you for spending the time with us this morning. Why don’t we turn it over to the people on the phone to see if they have any questions?

Operator:

Ladies and gentlemen, if you have any questions at this time, please press star and the number 1 on your touch tone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  Once again if you have a question at this time, please press star and the number 1.  Our first question is from Doo Kim with Nomura Securities, your line is open.

Doo Kim:

I was wondering if you’re familiar with the biotech company Arrowhead which has also hepatitis B drug that showed a dramatic decrease in surface antigen in pre-clinical studies.  If you are familiar with the drug, could you possible compare the different mechanism of actions between birinapant and Arrowhead’s drug and what that might mean in terms of eliminating infection?

Kevin Buchi:	Marc, you want to try that one?

Marc Pellegrini:

Yes, certainly.  I am familiar with Arrowhead and their therapeutic so — therapeutic from Arrowhead targets the HBV coding sequence. Our drug or birinapant targets the host cells signaling pathway so they’re very different mechanisms of action.  Birinapant in targeting the host cell promotes that host cell to die and therefore will remove the HBV genome that is associated with that host cell so we’re getting rid of genetic material because the host cell is dying.  The therapeutic from Arrowhead works in a different mechanism and it directly targets the genetic material but it may or may not have any long term consequences for that cell.

Additionally, we know categorically that if a cell dies because of birinapant, it has to remove all of the genetic material so the two are quite different mechanisms of action dramatically different, one directly targets the HBV genome, the Arrowhead therapeutics whereas our drug targets the actual infected cell and kills the infected cell and thereby removes HBV genetic material.

Doo Kim:	So would you see birinapant and Arrowhead drug as potential combination, -- as potential combination therapy like birinapant with other antivirals.

Marc Pellegrini:

Certainly in our animal model birinapant combines very well with antivirals primarily because they are different mechanisms of actions and I would say that it could combine with all of the specular therapeutics and also the therapeutics that are currently available, it could combine with them quite well primarily because they are completely different modes of actions and you’d expect them to be at least additive.

Doo Kim:

Can we talk about the safety a little bit.  You said in the Phase 1 study that you were going to do a dose titration.  Are there patients with large percentage of their livers infected that you would be concerned about using birinapant in?

Marc Pellegrini:

So we believe for the most parts there’s quite clear evidence in the literature to suggest that on core antigen staining most chronically infected patients had somewhere between 10 to 30 percent of their hepatocytes expressing core antigen.  We know from in situ hybridization experiments that that is something of an underestimate in terms of how many hepatocytes are infected in a patient so in—with in situ hybridization it is probably somewhere around about 50 percent of hepatocytes.  So it is also quite clear from the literature that there are a lot of hepatocytes that are not infected and there are some refractory mechanisms that people don’t quite understand where some hepatocytes are not infected.

So it is clear to us that for several reasons that there is quite a large therapeutic window here based on the fact that not all hepatocytes in humans are infected with hepatitis B and based on the fact that a single dose of birinapant doesn’t kill all of the infected cells in one fell swoop, it is the additional doses that eradicate all the infected cells over time so we think with the combination of the fact that we are using a dose escalation and also a multi dose with independent review after each dose that we’re mitigating the possibilities of any problems arising.  We would also have a confinement period around the first dose just to monitor the AST and the ALT levels in patients but we’re quite confident also on the basis of the pre-clinical model that we have where I mentioned — that we see absolutely no toxicity in our animals that we can mitigate toxicity in patients.

Ian Somaiya:	Just a quick question, Dr. Pellegrini, Ian Somaiya. You mentioned that in your mouse model that there were — I guess expression of 5 percent to 30 percent?

Marc Pellegrini:	Correct.

Ian Somaiya:	Of the liver that was infected. Were there any difference in safety when comparing an animal with 30 percent infection versus 5?

Marc Pellegrini:

We didn’t see any differences in animals that had lower HBV serum DNA levels compared to animals that had higher HBV serum DNA levels.  We would presume that the HBV serum DNA levels are surrogate markers of the number of cells that are infected so we weren’t able to correlate AST/ALT directly to core antigen staining in our animals.  We used HBV DNA surrogate markers and we couldn’t find good correlation between the two probably because there is a very small window there.

Ian Somaiya:

I might have just missed this but you mentioned that there were transient increases in the AST/ALT and they return to normal within 24 hours.  Did they return to normal because of discontinuation of the drug?  I was just curious.  What — or was it just resolution on its own?

Marc Pellegrini:

This is an interesting point because birinapant probably targets cIAP1 and cIAP2, the cellular inhibitors of apoptosis. Beyond the first 24 to 48 hours but we only see an elevation in AST and ALT in that first 24 to 48 hours, not necessarily because of a washout time of the drug but simply because there is a small wave of dying cells then stop and then that’s it for that period of time.

So we find that there is an initial interference of infected cells so it is not necessarily because the drug is stopped and then when we give another drug — when we give the drug again a week later, we see the same effect, we see a short wave of cells dying and then stability.

Kevin Buchi:	OK, thank you. Maybe we can take the next caller?

Operator:	Thank you and our next question is from Boris Peaker with Oppenheimer, your line is open.

Boris Peaker:	Good morning.

Kevin Buchi:	Hi, Boris. How are you?

Boris Peaker:

Hi. Great.  This is a question for Marc.  I’m just curious, is there any kind of history you know how you came to consider Smac Mimetics or even come to study it in an infectious disease setting?  Is there a precedent publications— I mean have people tried other enzymes, just anything you could share on that.

Marc Pellegrini:

Sure.  Historically, I’ve always and in particular the Walter and Eliza Hall Institute, we’ve been very much interested in cellular apoptosis, necroptosis and all mechanisms of cell death and we’ve been particularly interested in terms of pathophysiology but also in terms of oncology and development and obviously, any cell that is infected with a pathogen is under a degree of cellular stress and generally cellular stress should be causing a cell to die and basically we hypothesize that if we are able to push a cell a little bit more towards the direction of dying that would more specifically target cells that are infected and being somewhat stressed by the infection and certainly hepatocytes that are turning over of large quantities of hepatitis B surface antigen core antigen and are producing large amounts of viral DNA, we would hypothesize that they are under a great deal of physiological cellular stress and therefore they would become sensitized to any drugs that sort of tip the host cell over towards dying over and above surviving so that was the hypothesis behind the therapeutics that we were giving and why we were giving it.

In terms of precedence in the literature, no.  There is no precedence that we are aware of where people have tried to do therapeutics to try and force cells to die.  The only scenario that I can think of in very, very recent times in the last several months is with HIV where basically there has now been this push towards clearing as many CD4 T cells with lympho toxic therapy as possible and indeed that seems to be a somewhat successful therapeutic with the two cures that were reported in people that had lympho ablative therapy and then transplantation so they cleared completely the pool of HIV virus, that’s quite somewhat of a different example.

Here we are saying that birinapant is clearing infected cells reasonably preferentially or specifically because of the cellular stress that these cells are under so we are not indiscriminately killing all cells as is now being proposed in the last month or so using lymphotoxic agents for HIV.

Boris Peaker:

I see and so I am just curious based on your criteria then, you mentioned that a patient would have to be hep B antigen positive, have normal ALT/AST and currently on antiviral therapy.  I am not sure if I am leaving anything out but just curious like what fraction of patients do you feel would meet that criteria?

Marc Pellegrini:

So it depends which demographic you are looking at.  In Australia, we have quite a large cohort of patients that fit exactly those criteria so we have a lot of people who have immigrated from Southeast Asia who acquired hepatitis B very, very early so these patients are chronically infected, don’t have any overt hepatitis with elevated AST/ALT, are surface antigen positive and are currently on entecavir or Tenofovir.

Some of them are E antigen positive, a lot of them are E antigen negative so we have a reasonably large cohort of these well patients who are on nucleoside analogs and continuing on nucleoside analogs that have not had any inkling of a sero conversion from surface antigen positive to negative.

Boris Peaker:	OK. I see. Well, thank you very much for taking my question that was really helpful.

Kevin Buchi:	Thank you, Boris.

Operator:

Thank you and once again, ladies and gentlemen if you have a question at this time, please press star and then number 1 on your touchtone telephone, that’s star and the number 1.  And our next question is from Chad Messer from Needham and Company, your line is open.

Chad Messer:

Hi, great.  Thanks for taking my question.  I was just wondering if you could just comment a little more on the combination studies you did with entecavir, what kinds of increases in efficacy you saw and also did that change the safety profile at all with regards to liver enzymes.

Marc Pellegrini:

Yes, certainly so when we — each of the individual drugs entecavir, birinapant given alone in our hepatitis B mouse model, were able to decrease hepatitis B viremia within 3 to 4 weeks levels that were undetectable.  There was no statistical difference in their ability to decrease hepatitis B DNA levels between those two drugs.

As I mentioned birinapant decreased surface antigen to undetectable levels where as entecavir had no efficacy in decreasing surface antigen.  When you put the two drugs together, the fall in HBV serum DNA was quicker by one or two weeks. It seemed to be a more profound decline as compared to each of the individual drugs alone in our mouse model.  We haven’t actually looked to see whether the AST/ALT levels were different between birinapant sole treatment versus entecavir plus birinapant treatment.

So I wouldn’t be able to answer the question around the transaminases and whether entecavir changed that.

Chad Messer:

Can I ask you — you mentioned that for birinapant you had a dose response both in terms of efficacy — seeing inefficacious and efficacious doses and you also mentioned the dose response for the liver enzyme changes, do those approximately correspond? In other words, do the liver toxicity correlated in a dose response way with the efficacy?

Marc Pellegrini:

We tested three doses of birinapant. The doses we gave were 3 mg per kilogram where we saw no elevation of AST/ALT and no clear efficacy. The next dose we gave was 10 mg per kilogram and there we saw a modest increase in AST and ALT but there was no statistically significant difference in the decline in hepatitis B — hepatitis B DNA levels compared to the higher dose 30 mg per kilogram which caused a similar elimination of HBV DNA as compared to the 10 mg/kg, but we found that the 30 mg/kg increased or elevated AST/ALT levels higher. So, there was a statistically significant difference in (transaminates) between the two doses, but we didn’t see a statistically significant difference between the elimination kinetics between the two doses. They were subtle differences, but they didn’t reach statistical significance.

Chad Messer:	All right. OK, thank you. Thank you very much.

Kevin Buchi:	Thank you, Chad. I think we have Brett Holley out on the line.

Operator:	Yes, Brett Holley with Guggenheim, your line is open.

Brett Holley:	Yes, thanks for taking up the questions. Sorry, I cutoff momentarily from the call.

Dr. Pellegrini, I’m wondering is tenofovir act similar to entecavir in your model? It sounds like that’s what you’re suggesting. I mean have you tested all the alternatives as far as HBV — approved HBV therapy?

Marc Pellegrini:

No, we have not. We would assume that tenofovir would work similarly to entecavir purely by strong clinical data and our knowledge. So, both of those drugs are clinically approved and worked reasonably well — worked with the same degree of efficacy for the most part in the clinic. So, we would presume that would be the case in our model, so we only tested entecavir in our mouse model. We did not test tenofovir in our mouse model.

Bret Holley:

OK. And then I’m wondering about HBV surface antigen as an endpoint, how do you — how do you view the clinical importance of that endpoint as far as, you know, from the regulatory perspective, how that would be viewed?

Marc Pellegrini:

I think it’s a pretty critical endpoint obviously this is the major endpoint that we as clinicians trying — try to achieve without therapies. It’s achieved rarely with interferon therapy and we’ve continued nucleoside analogue and nucleotides analogues. We get some patients eventually after many years sero converting and that’s really the endpoint that’s often used in making decisions regarding continuation of therapy or potential cessation of therapy.

But as it stands, that’s a very clear endpoint. What we have the advantage of doing in our clinical trial is that, it’s not an all or none phenomenon. We have a very sensitive quantitative hepatitis B surface antigen assay where we can actually dissect reasonably small differences or decline in hepatitis B surface antigens at reasonably short intervals to give us an indication of efficacy and to see if we can decrease that. So, I think surface antigen is a clinically relevant endpoint and a very good outcome.

Bret Holley:

And then I’m wondering in the (inaudible), I mean obviously chronic antiviral therapy does a pretty good job of eliminating viral load and not a great job in eliminating HBV surface antigen, but what is the — what is the clinical outcome — I mean obviously there are limitations to these drugs, but they seem pretty well accepted in the HBV setting. And obviously you’re talking about combination therapy, I understand that, but, you know, what is surface antigen but only things these drugs don’t do well as far as their tolerability and or their efficacy.

Marc Pellegrini:

There are several limitations to the therapy and the major one here is that, the HBV replicative lifecycle is suppressed in patients. If you take away those drugs or if you take a holiday from those drugs then they will rebound. So, we maintain that suppression primarily to control viremia to control turnover and to prevent a very, very chronic inflammation from translating to other sequelae that have other implications for the patient. We know that if the patients sero convert from antigen positive to negative a lot of those, the risk of some of the sequelae are obviously decreased so it is an important endpoint for the patients to try and sero convert.

As you say, I am in the frequency of sero conversion with those drugs is relatively low. It generally means these drugs have to be given for life and obviously that’s a pretty big undertaking for any patient and obviously from a patients perspective most would much prefer a short therapy that is able to sero convert them you know potentially elicit a functional cure in terms of sero conversion so that they no longer have to continue lifelong therapy with nucleoside analogues.

It’s a very big imposition to have to take drugs for the rest of your life and also to be followed up in clinics regularly because of the drugs you’re taking so I think that for the most part, certainly our patients would jump at the opportunity at having a therapeutic that is able to elicit a sero conversion with several doses either with — we sort of combined with current therapy that would be very, very attractive as far as I could imagine, all patients who are currently on nucleoside analogues a prospect of being able to stop those therapies is an — a great incentive.

Bret Holley:

I guess my last question is, given the acute nature of the AST/ALT elevation in birinapant in your models I mean it sound like this would be a proposal for essentially acute therapy where the antiviral is obviously more chronic therapy and that would be the therapy of goal here, correct?

Marc Pellegrini:

That’s exactly right. I mean I think you’ve hit the nail on the head there where basically what we are trying to do is give a short course therapy that elicits the same end as lifelong therapy with entecavir or tenofovir which we’re talking about something that will act relatively acutely to decrease surface antigen and perhaps sero convert.

Bret Holley:	Great. Thank you very much, Dr. Pellegrini.

Operator:	Thank you and our next question is from (Bu Wah Chen) from (inaudible).

(Bu Wah Chen):

Hi, Dr. Pellegrini. Two questions, you mentioned that you don’t think a single dose kills the majority of the hepatocyte that is core antigen positive, have you done an experiment to figure out how many dose it took?

Marc Pellegrini:

Yes, in our models we give three doses of birinapant over three week and we clear all core positive cells. We don’t have definitive kinetics of how many cells it killed after each dose but I can say that after three doses, we no longer detect core antigen positive cells at the end of treatment — at the end of those — the three consecutive treatments and that correlates…

(Bu Wah Chen):	But do you know… Sorry. Do you know one dose didn’t do what three dose did?

Marc Pellegrini:

So we know — no. We didn’t give animals one dose. The minimum dose we gave to animals was two doses and we saw a decline in hepatitis B on core antigen staining and hepatitis B DNA levels — they never reached the undetectable limit. Three doses caused all of the surrogate markers to become undetectable.

(Bu Wah Chen):

OK so you said two dose you saw two difference (inaudible). The two dose was not complete? OK that’s confident. Another question I have, other than ALT/AST is there another marker for cellular death that you can look at for example would LDH be a good marker to see whether it is mediated by cell death in that way.

Marc Pellegrini:

So we know in our animal models through histopathology —immunohistochemistry staining and tunnel staining that it is death of cells so coincident with the elimination of core antigen positive cells, we see an increase in the number of tunnel positive cells so tunnel positive goes up, core goes down so obviously cells are dying and then the core expressing cells in the liver, that all correlates quite nicely with AST and ALT levels. So we’ve got very, very hard evidence that cells are dying by tunnel staining and histopath and AST and ALT correlate quite nicely with that so we’re not basing the premise that we’re killing infected hepatocytes on AST/ALT levels. We’ve got very, very hard evidence to show that the hepatocytes are dying by histology.

(Bu Wah Chen):

OK and what do we know about regeneration of liver in terms of B or how much liver — what percent of liver cell is still function is enough to maintain normal physiological function? Do we know anything about that in humans?

Marc Pellegrini:

Mainly from hepatectomy studies and how much liver can be removed and I think that the consensus would be that you can pretty much in a very short period of time, for example a hepatectomy removed almost half of the liver with the patient being able to have no great impact on their life. We know with birinapant that we are not going to kill 50 percent of the liver. As I mentioned to you and as you eluded to it, yourself after each dose of birinapant you kill a proportion of liver cells and it takes up to three doses in our animal models to clear the number of core antigen positive cells.

So for example, because of the way that a trial would be constructed, we would be able to very much monitor how many liver cells are dying and that certainly wouldn’t be a great proportion of liver cells with any one dose of birinapant.

(Bu Wah Chen):	OK. Thank you very much.

Kevin Buchi:	I think we have maybe one more time for one more question.

Operator:	We do. Our last question is coming in from (Doo Kim) from Nomura Securities. Your line is open.

(Doo Kim):

Hi, it’s Ian Somaiya. I just want — I wanted to ask a question—can you just remind us — review for us the safety data in humans and whether any of the patients in your human clinical trials had viral infection and maybe how those patients behaved?

Kevin Buchi:	Sure, let me turn you over the Lesley Russell.

Lesley Russel:

What we do and it is very standard in any — in any program for any therapeutic is that you tend to exclude patients with known HIV positivity or known hepatitis B surface antigen positivity. We don’t for — prospectively say you have to test for that but if you are known to have it then you’re automatically excluded.

So there may have been some patients in our program but I don’t know for sure and certainly we had no evidence of issues in terms of viremia or recrudescence of viral infection in that population. Our dose limiting toxicity were in fact actually pancreatic enzyme elevations so amylase and lipase without clinical sequelae but clearly the amylase and lipase elevations do occur so — an in terms of liver toxicity, we really saw very little.

Ian Somaiya:	OK. Maybe just one last one, how do you see yourself prioritizing this program over the efforts of oncology?

Lesley Russel:

Our plan is to — is to focus on two areas. I mean I think that we are literally just starting up a randomized Phase 2 study myelodysplastic and higher risk myelodysplastic syndrome where we are combining birinapant with azacitidine and the program in hepatitis B that — that Marc described to you is on target to start in the fourth quarter of this year.

Ian Somaiya:	So when should we expect data from the MDS and the HBV programs?

Lesley Russel:	We’re targeting the end of the first quarter for an interim analysis on the MDS study and that we’re targeting around the middle of the year for the hepatitis B data.

Ian Somaiya:	OK. Thank you very much.

Kevin Buchi:

Thank you. That concludes our call for today. I would like to give special thanks to Marc Pellegrini. As you can tell, Marc is in Australia and it is way past his beddie bye time. So thank you very much for participating, Marc. I really appreciate your help here. Have a nice day everyone.

Marc Pellegrini:	Thank you.

Kevin Buchi:	Bye-bye now.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone have a great morning.

END